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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                         SIGMATRON INTERNATIONAL, INC.
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                              (Name of Issuer)

                                  Common Stock
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                       (Title of Class of Securities)

                                   82661L101
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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.  82661L101                  13G                 PAGE  2   OF  9  PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)
         Tang Industries, Inc.
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  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

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  3     SEC Use Only

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  4     Citizenship or Place of Organization
        Nevada
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    Number of
                           5       Sole Voting Power
      Shares                             0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                         0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                              0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                          0
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person
           0
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)
           N/A
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 11     Percent of Class Represented by Amount in Row (9)
           0%
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 12     Type of Reporting Person (See Instructions)
           CO
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CUSIP NO. 82661L101               13G                 PAGE  3   OF  9  PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)
         Cyrus Tang
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

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  3     SEC Use Only

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  4     Citizenship or Place of Organization
        USA
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    Number of
                           5       Sole Voting Power
      Shares                       0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   446,013*
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    446,013*
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        446,013
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares* [X] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        15.48%
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 12     Type of Reporting Person (See Instructions)
        IN
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* Includes 247,000 shares held by Tang Foundation for the Research of
  Traditional Chinese Medicine and 199,013 shares held by Tang Family Foundation. Cyrus Tang disclaims beneficial ownership of the shares held by Tang Foundation for the Research of Traditional Chinese Medicine and Tang Family Foundation.

CUSIP NO.  82661L101                  13G                PAGE  4   OF  9  PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
         Tang Foundation for the Research of Traditional Chinese Medicine
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Nevada
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    Number of
                           5       Sole Voting Power
      Shares                       0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   247,000
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    247,000
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        247,000
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)
        N/A
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        8.57%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

CUSIP NO.  82661L101                  13G                PAGE  5   OF  9  PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
         Tang Family Foundation
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Nevada
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    Number of
                           5       Sole Voting Power
      Shares                       0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   199,013
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    199,013
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        199,013
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)
        N/A
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        6.9%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

Item 1 (a)        Name of Issuer:   SigmaTron International, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:
                           2201 Landmeier Road
                           Elk Grove Village, IL 60007

Item 2 (a)        Name of Person Filing:
                           (1) Tang Industries, Inc.
                           (2) Cyrus Tang
                           (3) Tang Foundation for the Research of
                                  Traditional Chinese Medicine
                           (4) Tang Family Foundation

Item 2 (b)        Address of Principal Business Office:
                           (1) 3773 Howard Hughes Parkway - #350 N
                               Las Vegas, Nevada 89109
                           (2) 3773 Howard Hughes Parkway - #350 N
                               Las Vegas, Nevada 89109
                           (3) 3773 Howard Hughes Parkway - #350 N
                               Las Vegas, Nevada 89109
                           (4) 3773 Howard Hughes Parkway - #350 N
                               Las Vegas, Nevada 89109

Item 2 (c)        Citizenship:
                           (1) Nevada
                           (2) U.S.A.
                           (3) Nevada
                           (4) Nevada

Item 2 (d)        Title of Class of Securities:
                           Common Stock, $.01 par value

Item 2 (e)        CUSIP Number: 82661L101

Item 3            Not Applicable.

Item 4            Ownership:

                  (1) The following information is provided as of December 31, 1998 with respect to Tang Industries, Inc.:



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                    (a)      Amount Beneficially Owned:   0

                    (b)      Percent of Class:    0

                    (c)      Number of shares as to which such person has:
                             (i)   sole power to vote or to direct the vote: 0
                             (ii)  shared power to vote or to direct the vote: 0
                             (iii) sole power to dispose or to direct the
                                   disposition of: 0
                             (iv) shared power to dispose or to direct the disposition of: 0

                    (2) The following information is provided as of December 31, 1998 with respect to Cyrus Tang:

                    (a)      Amount Beneficially Owned:   446,013*

                    (b)      Percent of Class:    15.48%

                    (c) Number of shares as to which such person has:
                             (i)   sole power to vote or to direct the vote: 0
                             (ii)  shared power to vote or to direct the vote:
                                   446,013*
                             (iii) sole power to dispose or to direct the
                                   disposition of: 0
                             (iv) shared power to dispose or to direct the disposition of: 446,013*

                    *Includes 247,000 shares held by Tang Foundation for the Research of Traditional Chinese Medicine and 199,013 shares held by Tang Family Foundation. Cyrus Tang disclaims beneficial ownership of the shares held by Tang Foundation for the Research of Traditional Chinese Medicine and Tang Family Foundation.

                    (3) The following information is provided as of December 31, 1998 with respect to Tang Foundation for the Research of Traditional Chinese Medicine:

                    (a)      Amount Beneficially Owned:   247,000

                    (b)      Percent of Class:    8.57%

                    (c)      Number of shares as to which such person
                             has:
                             (i)   sole power to vote or to direct the vote: 0
                             (ii)  shared power to vote or to direct the vote:
                                   247,000
                             (iii) sole power to dispose or to direct the
                                   disposition of: 0
                             (iv) shared power to dispose or to direct the disposition of: 247,000

                                  Page 7 of 9
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                    (4)      The following information is provided as of
                             December 31, 1998 with respect to Tang Family
                             Foundation:

                    (a)      Amount Beneficially Owned:   199,013

                    (b)      Percent of Class:    6.9%

                    (c)      Number of shares as to which such person
                             has:
                             (i)   sole power to vote or to direct the vote: 0
                             (ii)  shared power to vote or to direct the vote:
                                   199,013
                             (iii) sole power to dispose or to disposition of: 0
                             (iv) shared power to dispose or to direct the disposition of: 199,013

Item 5              Ownership of Five Percent or Less of a Class:

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]. *

                 * Only Tang Industries has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6              Ownership of More than Five Percent on Behalf of Another
                    Person:

                                        Not Applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                        Not Applicable.

Item 8              Identification and Classification of Members of the Group:

                                        Not Applicable.

Item 9              Notice of Dissolution of Group:

                                        Not Applicable.



                                  Page 8 of 9
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Item 10             Certification:

                        Not Applicable.


Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 12, 1999

CYRUS TANG

Signature: /s/ Cyrus Tang
          -------------------------------------------------
TANG INDUSTRIES, INC.

Signature: /s/ Vytas P. Ambutas
          -------------------------------------------------
Name/Title:       Vytas P. Ambutas, Asst. Secretary

TANG FOUNDATION FOR THE RESEARCH OF TRADITIONAL CHINESE MEDICINE

Signature: /s/ Vytas P. Ambutas
          -------------------------------------------------
Name/Title:       Vytas P. Ambutas, Asst. Secretary

TANG FAMILY FOUNDATION

Signature: /s/ Vytas P. Ambutas
          -------------------------------------------------
Name/Title:       Vytas P. Ambutas, Asst. Secretary


ATTENTION:   INTENTIONAL MISSTATEMENTS OR OMMISSIONS OF FACT CONSTITUTE FEDERAL
             CRIMINAL VIOLATIONS  (SEE 18 U.S.C. 10010).



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